Exhibit 99.2
Nextdoor Reports Third Quarter 2023 Results
•Adds Record Number of Organic Verified Neighbors in Q3, with continued momentum expected in Q4
•Implements Cost Reduction Plan to Accelerate Path to Quarterly Free Cash Flow Breakeven by Year-End 2025

SAN FRANCISCO, CA, November 7, 2023 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced financial results for the third quarter ended September 30, 2023.

Nextdoor's highlighted metrics for the quarter ended September 30, 2023 include:

•Total Weekly Active Users (WAU) of 40.4 million increased 6% year-over-year.
•Revenue of $56 million increased 4% year-over-year.
•Net loss was $38 million, compared to $35 million in the year-ago period.
•Adjusted EBITDA loss was $20 million, compared to $18 million in the year-ago period.
•Ending cash, cash equivalents, and marketable securities were $540 million as of September 30, 2023.

"Nextdoor made great strides in Q3 against a difficult advertising backdrop, and delivered year-over-year growth in the metrics that matter most for our long-term success. Weekly Active Users increased 6% year-over-year to 40.4 million, and we ended the quarter with approximately 85 million Verified Neighbors, with the largest addition of organic verified neighbors in any quarter in our history,” said Nextdoor CEO Sarah Friar. "Revenue of $56 million increased 4% year-over-year, including accelerating growth from small and medium business customers moving to the Nextdoor Ad Server. For the rest of 2023 and beyond, we remain focused on attracting new Neighbors to the platform, providing the relevant local content to drive engagement, and ensuring value for our advertisers– while building a sustainable business that delivers long-term value for our shareholders."

Today, Nextdoor announced a cost reduction plan, targeting a reduction of the Company’s current GAAP personnel expenses of up to $60M annually, including a 25% reduction in its employee base. “This reduction in our team is the hardest decision we have had to make at Nextdoor” said Sarah Friar. “While our opportunity and belief in the transformative power of community remains unwavering, and our business is financially strong with a healthy balance sheet, we must follow through on our commitment to our shareholders. This means right sizing our business and aligning our team and other expenses with our near term revenue expectations. We expect that these actions will position us to reach quarterly free cash flow breakeven by the end of 2025.”

Nextdoor also announced today that Mike Doyle is resigning from his position as Chief Financial Officer, effective November 7, 2023, following the filing of the Company’s Quarterly Report on Form 10-Q. Doyle will remain at Nextdoor through December 1, 2023, to help ensure a smooth transition. Matt Anderson, Nextdoor’s Head of Finance and Strategy, has been appointed as Chief Financial Officer effective on November 7th. Anderson has been with Nextdoor for the past four years with growing responsibilities within its finance organization, including leading the Investor

Relations function. Prior to joining Nextdoor, Anderson spent six years at Block, Inc. in leadership roles, and prior to joining Block, Inc., Anderson worked in private equity and investment banking.

“I want to thank Mike for his significant contributions to Nextdoor over the last five plus years. Over that time, Mike has led multiple rounds of funding including our public offering and listing on the NYSE and built a leading finance function. Mike will always be a friend and a Nextdoor neighbor, and we wish him all the best in his future endeavors,” said Sarah Friar. “We are in the enviable position of having a deep and talented bench, and I'm thrilled to introduce Matt Anderson as Nextdoor’s next CFO. I have had the privilege of working closely with Matt for more than a decade, including at Block Inc., and I know that he has the experience to be a great CFO,” concluded Friar.

For more detailed information on our operating and financial results for the third quarter ended September 30, 2023, as well as our outlook for Q4 and fiscal year 2023, please reference our Shareholder Letter posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Revenue	$56,092	$53,954	$162,752	$159,495
Loss from operations	$(44,376)	$(36,392)	$(124,630)	$(107,873)
Net loss	$(38,116)	$(34,717)	$(107,235)	$(104,508)
Adjusted EBITDA(1)	$(19,799)	$(18,366)	$(60,065)	$(58,349)

(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net loss	$(38,116)	$(34,717)	$(107,235)	$(104,508)
Depreciation and amortization	1,451	1,465	4,356	4,169
Stock-based compensation	23,343	17,270	60,735	46,957
Interest income	(6,766)	(2,703)	(18,635)	(5,347)
Provision for income taxes	289	319	714	380
Adjusted EBITDA	$(19,799)	$(18,366)	$(60,065)	$(58,349)

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our third quarter 2023 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Exhibit 99.2
Nextdoor uses its Investor Relations website (investors.nextdoor.com), its Twitter handle (twitter.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as adjusted EBITDA, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (NYSE: KIND) is the neighborhood network. Neighbors, businesses of all sizes, and public agencies in more than 315,000 neighborhoods across 11 countries turn to Nextdoor to connect to the neighborhoods that matter to them so that they can thrive. As a purpose-driven company, Nextdoor leverages innovative technology to cultivate a kinder world where everyone has a neighborhood they can rely on — both online and in the real world. Download the app or join the neighborhood at nexdoor.com. For more information and assets, visit nextdoor.com/newsroom.
Contacts
Nextdoor Investor Relations:
Matt Anderson
John T. Williams
ir@nextdoor.com
or visit investors.nextdoor.com

Nextdoor Media Relations:

David Roady
Antonia Gray
press@nextdoor.com